UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 10, 2013

COUNTERPATH CORPORATION
(Exact name of registrant as specified in its charter)
Nevada
(State or other jurisdiction of incorporation)

000-50346
(Commission File Number)

20-0004161
(IRS Employer Identification No.)

300-505 Burrard Street, Vancouver, British Columbia, Canada V7X 1M3
(Address of principal executive offices and Zip Code)

604.320.3344
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective September 10, 2013, we appointed Bruce A. Joyce to our board of directors. A copy of the press release announcing the appointment is attached hereto as Exhibit 99.1.

Mr. Joyce has acquired more than 30 years of experience in business strategy and public accounting with large public sector organizations, global advanced technology and communications companies and growth oriented private companies. Most recently, Mr. Joyce was the Vice President of Leadership and Human Resources Research for the Conference Board of Canada. Prior to this he spent 23 years with Deloitte during which he provided guidance as Office Managing Partner and the leader of the Canadian Federal Government practice.

Mr. Joyce has served on numerous boards and currently serves as Chair of the Audit Committee of the Auditor General of Canada, on the Board of Armstrong Monitoring Corporation and the Board of the Pearson Centre where he chairs the Audit and Finance Committee.

There was no arrangement or understanding between Mr. Joyce and any other person(s) pursuant to which Mr. Joyce was appointed in such capacity. Mr. Joyce is expected to be named to the audit committee following our annual meeting and special meeting of stockholders, which is to be held on September 25, 2013.  There have been no transactions since the beginning of our last fiscal year, or any currently proposed transaction, in which we were or are to be a participant, exceeding $120,000 and in which Mr. Joyce had or will have a direct or indirect material interest. There are no family relationships between Mr. Joyce and any other director or executive officer of our company. There is no material plan, contract or arrangement (whether or not written) to which Mr. Joyce is a party or in which he participates that is entered into or a material amendment in connection with the triggering event or any grant or award to any such covered person or modification thereto, under any such plan, contract or arrangement in connection with any such event.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.  The following exhibits are included with this report:

99.1           Press release dated September 10, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COUNTERPATH CORPORATION

By:  /s/ David Karp
David Karp
Chief Financial Officer

Dated:  September 12, 2013